Exhibit 3.3

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

GCI, LLC

This Amended and Restated Limited Liability Company Operating Agreement (together with Exhibits A and B attached hereto, this “LLC Agreement”) of GCI, LLC, a Delaware limited liability company (the “Company”), is made as of this 8th day of March, 2018 (the “Effective Date”), by GCI Liberty, Inc. (formerly known as General Communication, Inc.), an Alaska corporation, as sole equity member of the Company (the “Member”), to govern the affairs of the Company and the conduct of its business. The Member hereby agrees as follows:

1.                                      Formation.  The Company was formed by filing a Certificate of Formation (the “Certificate of Formation”) with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 2, 2018 pursuant to the Delaware Limited Liability Company Act 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”). GCI, Inc., an Alaska corporation, was merged with and into the Company by filing a Certificate of Merger with the Secretary of State on March 8, 2018 (effective at 3:45 p.m. Eastern time on March 8, 2018) pursuant to the Act, with the Company as the surviving entity (the “Merger”).  The Member was issued additional “Units” in the Merger and remained the sole equity member of the Company and is amending and restating this LLC Agreement to remove the concept of “Units.”  This LLC Agreement amends and restates in its entirety the Limited Liability Company Agreement of the Company dated March 2, 2018 adopted by the Member. This LLC Agreement constitutes the entire “limited liability company agreement” (as defined in the Act) of the Company.

2.                                      Company Name.  The business of the Company will be conducted under the name   “GCI, LLC” or any other name or tradename determined by the Manager in accordance with applicable law.

3.                                      Registered Office and Registered Agent.  The registered office of the Company in the State of Delaware, and the name and address of its registered agent for service of process on the Company in the State of Delaware, are as set forth in the Certificate of Formation.

4.                                      Foreign Qualification.  After formation of the Company under the Act, the Company will apply for any required certificate of authority to do business in any other state or jurisdiction where it conducts business, as appropriate.

5.                                      Term.  The term of the Company will be effective from the date its Certificate of Formation was filed with the Secretary of State and will continue in perpetuity, unless and until the Company is dissolved as provided in Section 27 hereof and a Certificate of Cancellation is filed with the Secretary of State in accordance with the Act.

6.                                      Member.  The Member of the Company is GCI Liberty, Inc., an Alaska corporation.

7.                                      Purpose. The Company may engage in any lawful business, subject to any provisions of law governing or regulating such business.

8.                                      Ownership Interest.  An ownership interest (“Ownership Interest”) in the Company includes the holder’s rights to share profits, losses and distributions, and to vote or consent with respect to any action subject to member approval, as well as all obligations imposed upon a member under the Act or this LLC Agreement.  The Member holds 100% of the Ownership Interests in the Company.

9.                                      Transferees.  The Member may freely transfer all or any part of such Member’s Ownership Interest. The transferee will, without further act, succeed to all of the benefits and burdens of such Ownership Interest as a Member (to the extent of the interest transferred).  Each transferee of an Ownership Interest becomes admitted to the Company as a member under the Act. Notwithstanding the foregoing, if the Member is the only member at the time that it transfers all of its Ownership Interest in the Company, the transferee thereof will be deemed to have been admitted and substituted as the Member immediately prior to the transferring Member’s ceasing to be a member of the Company, and the substitute Member will be deemed to have elected to continue the business of the Company. If, after the transfer, there are two or more Members, (a) any decision by the Company will be made by Members owning a majority of the Ownership Interests, (b) any profits or losses will be allocated, and any distribution will be made, to the Members in proportion to their Ownership Interests, and (c) any reference in this LLC Agreement to the Member will be deemed to be a reference to the Members.

10.                               Powers.  The Company has all of the powers granted to a limited liability company under the Act, as well as all powers necessary or convenient to achieve its purposes and to further its business.

11.                               Management.

a.                                      Manager.  All management rights and powers are vested in the Member, who is the “manager” for purposes of the Act (the “Manager”).  If the Member is the only member of the Company at the time that it transfers all of its Ownership Interest to a single transferee, the transferee will be the Manager. The Manager is an agent of the Company for the purpose of its business.  The act of the Manager binds the Company.  No third party dealing with the Company will be required to ascertain whether the Manager is acting within the scope of the Manager’s authority.

b.                                      Appointment of Officers.  The Manager may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Senior Vice President, Vice President, Secretary and Treasurer) to any such person.  Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, including, to the extent applicable, the power to bind the Company.  Any delegation pursuant to this Section may be revoked at any time by the Manager. The Officers of the Company as of the Effective Date are set forth on Exhibit A attached hereto.

c.                                       Duties of Officers.  The Officers, if appointed, will take all actions which are necessary and appropriate to conduct the day-to-day operations of the Company’s business subject to the supervision of the Manager.  Any Officer may be removed by the Manager at any time with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an Officer shall not, of itself, create contract rights.

d.                                      Stock of Other Corporations or Other Interests.  Unless otherwise ordered by the Manager, each of the President, any Senior Vice President, any Vice President and the Secretary, and such attorneys or agents of the Company as may be from time to time authorized by the Manager or the President, shall have full power and authority on behalf of this Company to attend and to act and vote in person or by proxy at any meeting of the holders of securities of any corporation or other entity in which this Company may own or hold shares or other securities, and at such meetings shall possess and may exercise all the rights and powers incident to the ownership of such shares or other securities which this Company, as the owner or holder thereof, might have possessed and exercised if present. Each of the President, any Senior Vice President, any Vice President and the Secretary, and such attorneys or agents may also execute and deliver on behalf of the Company powers of attorney, proxies, consents, waivers and other instruments relating to the shares or securities owned or held by the Company.

12.                               Authority.  The Manager and each Officer is an agent of the Company for the purpose of its business.  The act of the Manager or any Officer binds the Company, including acts for apparently carrying on in the usual way the business of the Company.  No third party dealing with the Company will be required to ascertain whether the Manager or an Officer is acting within the scope of the Manager’s or Officer’s authority.

13.                               Indemnification.  The Company will indemnify the Manager and each Officer to the fullest extent permitted under the Act.

14.                               Capital Contributions.  The original Member transferred the property described on Exhibit B as its initial capital contribution to the Company.  No additional contribution of capital will be required from the Member unless otherwise required by law.  The Member has no obligation to restore a deficit capital account at any time (whether upon liquidation or otherwise).

15.                               Capital Accounts.  The Company will maintain a capital account for the Member.  Credits and charges to capital accounts will be made in accordance with the Company’s accounting method.

16.                               Profits and Losses.  For each fiscal year of the Company, profits or losses of the Company will be an amount equal to the Company’s income or loss determined in accordance with the Company’s accounting method.  Any such profits or losses (including items of income, gain, loss and deduction for each fiscal year) will be allocated to the Member.

17.                               Cash Reserves.  The Manager may establish and maintain reasonable cash reserves for operating expenses (other than depreciation, amortization or similar non-cash allowances), reinvestments, capital improvements and debt service.  The amount of such reserves will be as the Manager may determine.

18.                               Distributions.  Distributions of cash or other property to the Member will be made as the Manager may determine.  Distributions may be made out of profits (either current or accumulated) or capital, or both.

19.                               Distribution Limitation.  Notwithstanding any other provision of this LLC Agreement, the Company will not make any distribution to the Member if, after giving effect to the distribution, the liabilities of the Company (other than liabilities to the Member on account of its Ownership Interest) would exceed the fair value of the Company’s assets.  With respect to any property subject to a liability for which the recourse of creditors is limited to the specific property, such property will for this purpose be included in assets only to the extent that the property’s fair value exceeds its associated liability, and such liability will be excluded from the Company’s liabilities.

20.                               Limited Liability.  Except as provided by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and neither the Member nor the Manager is personally obligated for any such debt, obligation, or liability of the Company solely by reason of being a member or acting as a manager of the Company.  If the Member receives a distribution from the Company, the Member will have no liability under the Act or other applicable law for the amount of the distribution after the expiration of three years from the date of the distribution, unless an action to recover the distribution from the Member is commenced prior to the expiration of the three-year period and an adjudication of liability against the Member is made in such action.

21.                               Action Without a Meeting.  Any action required or permitted under the Act to be taken at a meeting of members or managers may be taken without a meeting if the action is evidenced by the written consent describing the action taken, signed by the Member or Manager, as applicable.

22.                               Fiscal Year.  For income tax and accounting purposes, the fiscal year of the Company will be the same as that of the Member (unless otherwise required by the Code).

23.                               Accounting Method.  For income tax and accounting purposes, the Company will use the same accounting method as the Member (unless otherwise required by the Code).

24.                               Reports.  The Company books will be closed at the end of each fiscal year and statements prepared showing the financial condition of the Company and its profits or losses from operations.

25.                               Books and Records.  The Company will keep, at its principal office in Alaska, all records required by the Act.  Such records will be available for inspection and copying by the Member, at its expense, during ordinary business hours.  In addition, the Member will be entitled to such information and accounting with respect to the Company as provided in the Act.

26.                               Banking.  The Company may establish one or more bank or financial accounts and safe deposit boxes.  The Manager may authorize one or more individuals to sign checks on and withdraw funds from such bank or financial accounts and to have access to such safe deposit boxes, and may place such limitations and restrictions on such authority as the Manager deems advisable.

27.                               Dissolution.  Dissolution of the Company will occur only upon the written consent of the Member or as otherwise provided by law.  Notwithstanding the foregoing, if the Member is the only member at the time that it transfers all of its Ownership Interest in the Company, the transferee will be deemed to have been admitted and substituted as the Member immediately prior to the transferring Member’s ceasing to be a member of the Company and the substitute Member will be deemed to have elected to continue the business of the Company.  Upon dissolution of the Company and the completion of the winding up of its business and the distribution of its assets in accordance with the Act, the Manager will cause to be executed and filed a Certificate of Cancellation for the Company with the Secretary of State.  At such time, the Company will also file an application for withdrawal of its certificate of authority in any jurisdiction where it is then qualified to do business.

28.                               Liquidation.  Upon dissolution of the Company, the Manager will immediately proceed to wind up the business of the Company and liquidate.  Until the filing of a Certificate of Cancellation, the Manager may settle and close the Company’s business, prosecute and defend suits, dispose of its property, discharge or make provision for its liabilities, and make distributions in liquidation of the Company.

29.                               Priority of Payment.  The assets of the Company will be distributed in liquidation of the Company in the following order:  (a) first, to creditors by the payment or provisions for payment of the debts and liabilities of the Company, and the expenses of liquidation, (b) second, to the setting up of any reserves that are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company, and (c) third, the balance of the Company’s assets to the Member.

30.                               Binding Effect.  This LLC Agreement is binding upon, and inures to the benefit of, the Member and its successors and assigns.

31.                               Terms.  Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this LLC Agreement.  All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the person may require.  The singular or plural include the other, as the context requires or permits.  The word include (and any variation) is used in an illustrative sense rather than a limiting sense.

32.                               Governing Law.  This LLC Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.  Any conflict (or apparent conflict) between this LLC Agreement and the Act will be resolved in favor of this LLC Agreement except as otherwise required by the Act.  Any matter not specifically covered by this LLC Agreement will be determined as provided in the Act.

[Signature page follows]

The Member has signed this Amended and Restated Limited Liability Company Operating Agreement of GCI, LLC to be effective as of the Effective Date, notwithstanding the actual date of signing.

GCI LIBERTY, INC.

By:	/s/ Peter J. Pounds
Name:	Peter J. Pounds
Title:	Senior Vice President, Chief Financial Officer and Secretary

[Signature Page to Amended and Restated Limited Liability Company Operating Agreement of GCI, LLC]

EXHIBIT A

OFFICERS

GCI, LLC

Name	Title
Ronald A. Duncan	Chief Executive Officer

Gregory F. Chapados	President

Peter J. Pounds	Senior Vice President, Chief Financial Officer, Treasurer & Secretary

Lynda Tarbath	Vice President & Chief Accounting Officer

A-1

EXHIBIT B

INITIAL CAPITAL CONTRIBUTION

GCI Liberty, Inc.:                                                $1.00 cash

B-1